Exhibit 16

MCGLADREY & PULLEN, LLP                                        RSM
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  CERTIFIED PUBLIC ACCOUNTANTS                            INTERNATIONAL

Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

We were previously the independent accountants for Tiger Telematics, Inc. and on February 25, 2002 we reported on consolidated financial statements of Tiger Telematics, Inc. and subsidiaries as of December 31, 2001 and 2000, and for the year ended December 2001 and the period July 3, 2000, date of inception, through December 31,2000. On October 16, 2002, we resigned as independent accountants of Tiger Telematics, Inc. We have read Tiger Telematics, Inc.'s statements included under Item 4 of its Form 8-K for October 29, 2002, and we agree with such statements.



                                 McGladrey and Pullen, LLP

Fort Lauderdale, Florida
October 29, 2002